                                                                    EXHIBIT 10.1


                               SECOND AMENDMENT TO

                                 ALLERGAN, INC.

                      EXECUTIVE DEFERRED COMPENSATION PLAN
                                 (RESTATED 2000)

The ALLERGAN, INC. EXECUTIVE DEFERRED COMPENSATION PLAN (the "Plan") is hereby amended to read as follows:

I. Section 5.1 of the Plan, entitled Deferral Accounts, is hereby amended by deleting the following language "(i) the Committee shall make the Plan Restoration Credit contingent on vesting in such amounts under the Savings and Investment Plan and the Employee Stock Ownership Plan, and (ii)".

II. Section 5.3 of the Plan is hereby amended by deleting subsection (a), adding new subsections (a) and (b) to read as follows, and by redesignating existing subsections (b) and (c) sequentially as subsections (c) and (d):

          5.3 Participant Investment Elections.

          (a) Deferrals On and After January 1, 2002. Any Deferral Election made by a Participant with respect to a Deferral Period beginning on or after January 1, 2002 shall be credited with investment earnings at the Fund Rate and shall not be eligible to be credited with interest at the Company Rate.

          (b) Deferrals On and After January 1, 2000 and prior to January 1, 2002. Except as otherwise provided in the next sentence herein, any Deferral Election made by a Participant on or after January 1, 2000 shall be credited with investment earnings at the Fund Rate and shall not be eligible to be credited with interest at the Company Rate. Notwithstanding the preceding sentence, any Eligible Employee who was a Participant as of November 1, 1999 and who, prior to January 1, 2000, had attained the age of fifty-five (55) and had completed at least five (5) years of Credited Service shall be entitled to elect the investment of all or any portion of any Deferral Election made by such Participant on or after January 1, 2000 and for Deferral Periods beginning prior to January 1, 2002 at the Company Rate or the Fund Rate.

III. Section 6.3 of the Plan is hereby amended in its entirety to read as follows:

          6.3 Time of Commencement. A Participant may elect in the Participation Agreement to have payments begin within sixty (60) days following, the date of Termination of Employment or, alternatively, (a), on the first business day of January of the next following calendar year or (b) on the first business day of January of a later year (not to exceed ten (10) years from the date of Termination of Employment or, if earlier, the year in which the Participant attains age seventy (70)). Payments that are scheduled to be made on the first business day in January may be delayed (but not more than thirty (30) days) in order to complete any necessary valuation or accounting with respect to the Deferral Account of the Participant.

IV. Section 7.2 of the Plan is hereby amended in its entirety to read as follows:

          7.2 Form of Termination Benefits. The termination benefit shall be paid in a single lump sum payment within sixty (60) days following the date of Termination of Employment or, if otherwise elected in the Participation Agreement, either (a) on the first business day of January following Termination of Employment or (b) if at least five (5) years of Credited Service has elapsed, in five (5) annual installments. If installments are to be paid under this Section 7.2, they shall commence within sixty (60) days following the date of Termination of Employment. Payments that are scheduled to be made hereunder may be delayed (but not more than thirty
     (30) days) in order to complete any necessary valuation or accounting with respect to the Deferral Account of the Participant. If (a) above is elected by the Participant, to the extent that the Company Rate applies, the only interest to be credited after the date of Termination of Employment shall be at eighty percent (80%) of the Company Rate (however a Participant who is eligible to elect (b) above shall be credited with interest at the Company Rate, to the extent that the Company Rate applies, regardless of whether he or she elects distribution under (a) or (b)). Notwithstanding the foregoing, the Company may, in its sole discretion (except following a Change in Control as defined in Section 14.2), elect to revise the payment of a single lump sum and instead to pay the termination benefits over a period of three (3) years in annual installments.

V. Section 8.1 of the Plan, entitled Death of Employee Prior to Retirement Date, is hereby amended by changing the phrase "less than fifty thousand dollars ($50,000)" to "fifty thousand dollars ($50,000) or less" and by changing the phrase "fifty thousand dollars ($50,000) or more" to "more than fifty thousand dollars ($50,000)" as those phrases appear in the first sentence of such Section.

VI. Section 8.5 of the Plan is hereby amended in its entirety to read as follows:

          8.5 Special Death Benefits. There shall be a Special Death Benefit payable from the Trust to Allergan, Inc. if a Participant dies prior to termination of employment and such Participant is a Corporate Officer of Allergan, Inc. on the date of his or her death. The term "Corporate Officer" means the Corporation's President, Chief Executive Officer and each of the Corporation's Corporate Vice Presidents (excluding any individual who is not named as an insured person under a life insurance contract owned by the Trust pursuant to Section 15.3). The Corporation's Board of Directors may change the definition of Corporate Officer by Board resolution. The Special Death Benefit shall be One Million Five Hundred Thousand Dollars ($1,500,000), unless such amount is adjusted by the Board. Entitlement to the Special Death Benefit shall be conditioned on such life insurance being in effect on the date of death and to the extent the amount is sufficient to cover the Special Death Benefit. The Special Death Benefit payable to the Beneficiary of a Participant of a Corporate Officer shall no longer apply beginning on July 1, 2001.

VII. Appendix A to the Plan, entitled Fund Media, is amended by changing the Fund entitled "Bankers Trust EAFE Equity Fund Index" to "Deutsche VIT EAFE Equity Index" and by adding a sentence at the end of Appendix A to read as follows:

     This Appendix A shall be changed automatically to reflect the current Fund Media when the Committee adds or deletes Fund Media in accordance with
     Section 5.4 of the Plan.

VIII. This Second Amendment shall be effective as of July 1, 2001, except that the amendment to Section 5.1 shall be effective as of January 1, 2000, the date of restatement of the Plan.

     IN WITNESS WHEREOF, Allergan, Inc. hereby executes this Amendment on the 31st day of July, 2001.


ALLERGAN, INC.


BY: /s/ Aimee S. Weisner
    -----------------------------------------
        Aimee S. Weisner, Assistant Secretary


                                       3